Exhibit 99.1
REPROS THERAPEUTICS REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS AND
PROVIDES UPDATE ON CLINICAL STUDIES
     THE WOODLANDS, Texas—(BUSINESS WIRE)—Aug. 3, 2006—Repros Therapeutics Inc. (Nasdaq:RPRX) (PCX:RPRX) today reported financial results for the three-months and six-months ended June 30, 2006 and provided an update on clinical development programs. During the second quarter 2006, shareholders of the Company approved a name change from Repros Therapeutics Inc. to Repros Therapeutics Inc., to reflect the Company’s new product development focus.
     Financial Results
     Total revenues for the three-month period ended June 30, 2006 were $166,000 as compared to $173,000 for the same prior-year period and were $340,000 for the six-month period ended June 30, 2006 as compared to $285,000 for the same period in the prior year. The decrease in revenues in the three-month period ended June 30, 2006 as compared to the same period in the prior year is primarily due to lower cash balances. The increase in revenues for the six-month period ended June 30, 2006 as compared to the same period in the prior year is primarily due to an increase in interest rates on the Company’s invested cash reserves.
     Research and development (“R&D”) expenses for the three-month period ended June 30, 2006 increased 74% to $2.4 million as compared to $1.4 million for the same prior-year period and increased 61% to $4.2 million for the six-month period ended June 30, 2006 as compared to $2.6 million for the same period in the prior year. R&D expenses primarily consist of clinical regulatory affairs activities and preclinical and clinical study development expenses. The increase in R&D expenses for the three-month period ended June 30, 2006 is primarily due to an increase in manufacturing activities associated with the development of a commercially viable source of bulk Proellex and the purchase of bulk Proellex for clinical activities and an increase in non-cash stock compensation expense of $21,000 due to the adoption of SFAS No. 123R offset by a reduction in preclinical activities. The increase in R&D expenses for the six-month period ended June 30, 2006 as compared to the same period in the prior year is primarily due to an increase of $1.7 million in our current clinical activities offset by a reduction of $532,000 in preclinical activities relating to the development programs for Proellex and Androxal™. In addition, there was an increase in personnel costs of $48,000 and an increase in non-cash stock compensation expense of $44,000 due to the adoption of SFAS No. 123R.
     General and administrative expenses for the three-month period ended June 30, 2006 increased 43% to $666,000 as compared to $465,000 for the same prior-year period and increased 42% to $1.3 million for the six-month period ended June 30, 2006 as compared to $896,000 for the same period in the prior year. The increase in expenses for the three-month period ended June 30, 2006 as compared to the same period in the prior year is primarily due to an increase in non-cash stock compensation expense of $140,000 due to the adoption of SFAS No. 123R and an increase in investor relations costs of $47,000. The increase in expenses for the six-month period ended June 30, 2006 as compared to the same period in the prior year is primarily due to an increase in non-cash stock compensation expense of $270,000 due to the adoption of SFAS No. 123R and an increase in investor relations costs of $120,000.
     Net loss for the three-month period ended June 30, 2006 was ($2.9) million or ($0.28) per share as compared to a net loss of ($1.6) million or ($0.16) per share for the same prior-year period. The net loss for the six-month period ended June 30, 2006 was ($5.1) million or ($0.50) per share as compared to a net loss of ($3.2) million or ($0.35) per share for the same prior-year period. The increase in loss per share for the three-month and six-month periods was primarily due to increased clinical development activities relating to both Androxal and Proellex and an increase in non-cash stock compensation expense due to the adoption of SFAS No. 123R.
     The Company had cash, cash equivalents and marketable securities of approximately $12.5 million at June 30, 2006 as compared to $16.8 million at December 31, 2005 and had 10,145,962 shares outstanding as of June 30, 2006. The Company had cash, cash equivalents and marketable securities of approximately $11.5 million at July 31, 2006.
     At the Company’s annual meeting in May, shareholders approved a change in the Company name from Repros Therapeutics Inc. to Repros Therapeutics Inc. In conjunction with the name change, the Company’s common stock began trading on The Nasdaq Capital Market and the Pacific Exchange under the ticker symbol, “RPRX.”
     Second Quarter 2006 Clinical Development Update
     — As announced in May 2006, patient enrollment for the ongoing 200 patient Androxal study, the 150 patient Proellex uterine fibroid study, and the 40 patient Proellex endometriosis study has been slower than initially predicted due to the larger than anticipated number of screening failures. Repros has initiated various efforts including a media advertising campaign to increase patient recruitment. The Company remains confident that initial interim 12-week efficacy assessment data for these three studies will be available by year-end.
     — Also in May 2006, Repros announced the successful negotiation of a long term exclusive supply agreement with Gedeon Richter Ltd. for the development and supply of the active pharmaceutical ingredient in Proellex for use in the Company’s future clinical development activities and commercialization needs.
     “We have had a challenging quarter with regard to our clinical trial recruitment, but are making strides to bring enrollment back to target levels, and are confident that we are on track to release initial interim data by the end of the year. We will work diligently to continue to move these trials toward completion and will provide our shareholders and the public with an update on our progress later in the year,” commented Joseph S. Podolski, President & CEO of Repros. Mr. Podolski continued, “Further, even as we increased our R&D expenses in the second quarter, we maintained tight control of our overall burn. We continue to believe that our current cash position is sufficient to fund the Company through providing our shareholders with initial interim data and completing a financing transaction.”
     About Repros Therapeutics Inc.
     Repros is engaged in the development of pharmaceutical products that address serious conditions of the male and female reproductive systems. Proellex, the Company’s lead compound, is a PRM (progesterone receptor modulator) currently being studied in a Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex is also being studied in a Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal, the Company’s other program in late clinical development, is designed to restore normal testosterone production by the testes and is being tested in a Phase 3 clinical trial for the treatment of testosterone deficiency in men.
     For more information, please visit the Company’s website through its new web address, http://www.reprosrx.com. The Company’s website will continue to be accessible through its old web address, http://www.zonagen.com, as well.
     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Repros’ ability to have success in the clinical development of its technologies and the rate of enrollment of patients in its ongoing clinical studies, Repros’ ability to raise additional capital on acceptable terms or at all and the timing of any such financing, Repros’ ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, and such other risks which are identified in Repros’ (formerly Zonagen’s) Annual Report on Form 10-K for the year ended December 31, 2005 and they may be updated by the Company’s Exchange Act filings from time to time. This document is available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues and other income Research and development grants	$—	$—	$—	$4
Interest income	166	173	340	281

Total revenues and other income	166	173	340	285

Expenses Research and development	2,363	1,355	4,171	2,590
General and administrative	666	465	1,276	896

Total expenses	3,029	1,820	5,447	3,486

Net loss	$(2,863)	$(1,647)	$(5,107)	$(3,201)

Net loss per share — basic and diluted	$(0.28)	$(0.16)	$(0.50)	$(0.35)

Shares used in loss per share calculation:
Basic	10,146	10,080	10,143	9,208
Diluted	10,146	10,080	10,143	9,208

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(Unaudited)
Cash and cash equivalents	$1,474	$2,165
Marketable securities	11,035	14,667
Other currents assets	337	231
Fixed assets (net)	73	19
Other assets	687	600

Total assets	$13,606	$17,682

Accounts payable and accrued expenses	$1,204	$727
Stockholders’ equity	12,402	16,955

Total liabilities and stockholders’ equity	$13,606	$17,682

Contact:
Repros Therapeutics Inc., The Woodlands
Joseph S. Podolski, 281-719-3447